Media Contact:

Tim Sommer

(314) 578-7672

timothy.sommer@graybar.com

Brian Delaney Elected to Graybar’s Board of Directors

ST. LOUIS, Mo., September 11, 2025 -- Graybar, a leading distributor of electrical, industrial, automation and connectivity products and provider of related supply chain management and logistics services, today announced the election of Brian P. Delaney to its Board of Directors, effective September 10, 2025. Delaney currently serves as Graybar’s Senior Vice President,  West Region and Subsidiaries.

Delaney joined Graybar in 2014 as Director,  Electrical and Industrial Sales in the company’s New York District.  He was promoted to Richmond District Vice President in 2018. He served as Vice President, Marketing and Strategic Planning, and Regional Vice President,  North American Subsidiaries before being promoted to his current position in 2024.  Delaney holds a bachelor’s degree in marketing from Mercyhurst University and an MBA from Pepperdine University.

"Brian is a proven leader with a strong track record of achieving positive results," said Graybar's Chairman, President and CEO Kathleen M. Mazzarella. "His strategic perspective and business insights are instrumental in driving our success today and will continue to play a vital role in shaping our company’s future. I congratulate him and look forward to serving with him on Graybar's Board of Directors."

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, industrial, automation and connectivity products, and specializes in related supply chain management and logistics services. Through its network of more than 300 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

###